PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST ENHANCED EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- January 22, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Enhanced Equity Income Fund (NYSE: FFA) intends to host a conference call with Chartwell Investment Partners, L.P. ("Chartwell"), the Fund's investment sub-advisor, on MONDAY, FEBRUARY 4, 2013, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

--    Dial-in Numbers: (866) 865-6631; International (706) 679-1727; and
      Passcode # 86821322. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (855) 859-2056; International (404) 537-3406; and Passcode # 86821322. The replay will be available after the call until 11:59 P.M. Eastern Time on March 4, 2013.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of over $63 billion as of December 31, 2012 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Chartwell Investment Partners, L.P. ("Chartwell") serves as the Fund's investment sub-advisor and is an employee-owned investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. At November 30, 2012, Chartwell had approximately $5.1 billion in assets under management.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FFA by Thursday, January 31, 2013, 6:00 P.M. Eastern Time. The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT:  JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.